SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 6, 2007

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)

(Registrant’s telephone number, including area code)

213-613-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Acquisition of Assets

On June 1, 2007, an entity formed through a joint venture between TPG/CalSTRS, LLC, a joint venture between Thomas Properties Group, L.P. (a subsidiary of Thomas Properties Group, Inc.) and the California State Teachers’ Retirement System, together with an affiliate of Lehman Brothers Holdings, Inc. completed the acquisition of ten Class A office properties totaling approximately 3.5 million square feet in Austin, Texas from affiliates of Blackstone Real Estate Advisors.

The portfolio was acquired for a purchase price of $1.15 billion. The acquisition, reserves and closing costs were funded with $907.5 million of debt financing proceeds and $295 million of equity, with Thomas Properties Group funding $18.4 million of the equity, or 6.25%. Financing for the acquisition consisted of five property-level senior mortgage loans totaling $626 million, bearing interest at fixed rates ranging from 6.01% to 6.08%; two property-level loans with senior and mezzanine components totaling $89 million, bearing interest ranging from LIBOR plus 1.16% to LIBOR plus 1.34%; and a secured term loan for $192.5 million bearing interest at LIBOR plus 2.25%, subject to adjustment under certain circumstances. In addition, the joint venture has obtained a $100 million secured revolving credit commitment to fund future capital requirements, bearing interest at LIBOR plus 2.25%, subject to adjustment under certain circumstances.

The press release announcing the transaction is included as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits

Exhibit No.	Description

99.1 —	Press Release of Thomas Properties Group, Inc. dated June 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

/s/ Diana M. Laing
Diana M. Laing
Chief Financial Officer

June 6, 2007